Exhibit 10.23

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of October 5, 2012,

BETWEEN:

European Resource Capital Inc.

Toronto-Dominion Centre,

79 Wellington Street West, Suite 1630,

Toronto, Ontario, M5K 1H1

(hereinafter referred to as “Buyer”)

- and –

FOCUS GOLD CORPORATION

4695 MacArthur Court, Suite 1430,

Newport Beach, CA 92660-1869

(hereinafter referred to as “Focus Gold”)

Recitals:

1. Focus Gold is the registered and beneficial owner of 24,420,000 shares in the common stock of Focus Celtic Gold Corp. (“FC Gold”) (the “Purchased Shares”).

2. Focus Gold is willing to sell and Buyer is willing to purchase the Purchased Shares in accordance with the terms and conditions set forth herein,

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby irrevocably acknowledged by the parties, the parties agree with each other as follows:

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DEFINITIONS AND INTERPRETATION

1.1 Currency. All amounts referred to in this Agreement are intended to be in lawful money of the United States of America unless otherwise specified in this Agreement.

1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and all references to “day” or “days” shall mean calendar days unless designated as “Business Days”.

1.3 Construction. In this Agreement:

(a)	all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties require and the verb shall be read and construed as agreeing with the required word and pronoun;

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(b)	unless the context otherwise requires, words importing a particular gender shall include the other gender;

(c)	the division of this Agreement into Articles and sections and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions;

(d)	unless otherwise indicated, references to Articles, Sections, Subsections or Schedules should be construed as references to the applicable Articles, Sections, Subsections or Schedules of this Agreement;

(e)	any reference to a statutory provision shall include that provision as from time-to-time modified or re-enacted providing that in the case of modifications or re-enactments made after the date of this Agreement the same shall not have effective substantive change to that provision;

(f)	the recitals set out in the face page of this Agreement are true in substance and in fact;

(g)	references to, or to any particular provision of, a document shall be construed as references to that document as amended to the extent permitted by this Agreement and in force at any time; and

(h)	“in writing” or “written” mean and include printing, typewriting or any electronic means of communication capable of being permanently reproduced in alphanumeric characters at the point of reception.

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PURCHASE PRICE; APPROVAL OF TRANSACTION

2.1 Transaction. Buyer has agreed to purchase the Purchased Shares and Focus Gold has agreed to sell the Purchased Shares for the aggregate purchase price of $2,500,000 (the “Purchase Price”).

2.2 Payment of the Purchase Price. In payment of the Purchase Price, Buyer shall execute and deliver to Focus Gold a promissory note in the principal amount of $2,500,000 (the “Promissory Note”) and containing the terms and conditions set out in the form of promissory note attached as Schedule “A” appended hereto.

2.3 Approval of the Transaction. No consent or approval of any other person or entity is required to complete the transactions contemplated in this Agreement.

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REPRESENTATIONS AND WARRANTIES OF FOCUS GOLD

Focus Gold represents and warrants to Buyer as follows, and acknowledges that each Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares, despite any investigation made by or on behalf of Buyer.

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3.1 Corporate Existence. Each of Focus Gold and FC Gold is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

3.2 Capacity to Enter Agreement. Focus Gold has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

3.3 Binding Obligation. The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Focus Gold. This Agreement has been duly executed and delivered by Focus Gold and constitutes a valid and binding obligation of Focus Gold, enforceable against Focus Gold in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.4 Title to Purchased Shares. Focus Gold is the legal and beneficial owner of the Purchased Shares and has good title to them, free and clear of any lien or encumbrance of any nature whatsoever. Focus Gold has the absolute and exclusive right to sell the Purchased Shares to Buyer as contemplated by this Agreement and no other person or entity has any right, option, or other entitlement of any nature whatsoever to the Purchased Shares or any part thereof. JMJ Financial has an unperfected lien against 25% of the Purchased Shares. Focus Gold shall use its best efforts to remove JMJ Financial’s unperfected lien against the Purchased Shares. In the event Focus Gold is unsuccessful in removing JMJ Financial’s, or its assigns, lien or other encumbrance of any nature whatsoever against the Purchased Shares, then Buyer may settle such lien or encumbrance and in so doing Buyer will be entitled to set off and reduce the principal amount of the Promissory Note by 35% of its present value.

3.5 Litigation. There are no actions, suits or proceedings, judicial or administrative, pending or to the best knowledge of Focus Gold, threatened, by or against or affecting FC Gold, at law or in equity, or before or by any governmental authority. There are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. There is not presently outstanding against FC Gold any judgment or, to the best knowledge of Focus Gold, injunction or other order, of any governmental authority. As disclosed in public filings of Focus Gold the company is subject to two claims, namely William Lieberman v Focus Gold, and Six Eighteen Corp. v. Focus Gold for $77,500 debt.

3.6 Residency. Focus Gold is a non-resident of Canada for purposes of the Income Tax Act (Canada).

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CLOSING ARRANGEMENTS

4.1 Deliveries by Focus Gold. Subject to obtaining the Directors approval contemplated in Section 2.3, Focus Gold will forthwith thereafter deliver to Buyer:

(a)	certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by duly executed blank stock transfer powers completed to reflect the number of Purchased Shares being purchased by Buyer, with all security, transfer, medallions, and other similar taxes or charges, if any, paid; and

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(b)	all documentation and other evidence reasonably requested by Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors of Focus Gold and FC Gold required to effectively carry out the obligations of Focus Gold and the transfer and sale of the Purchased Shares to Buyer pursuant to this Agreement.

4.2 Deliveries by Buyer. Subject to obtaining confirmation of the Directors approval contemplated in Section 2.3, Buyer will forthwith thereafter deliver to Focus Gold:

(a)	the Promissory Note referred to in Section 2.2; and

(b)	all documentation and other evidence reasonably requested by Focus Gold in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and shareholders of Buyer required to effectively carry out their obligations pursuant to this Agreement.

4.3 Termination. In the event the transactions contemplated in this Agreement are not completed on or prior to October 5, 2012 (unless such date is extended by Buyer in its sole and absolute discretion by delivery of an email to such effect to Mr. Rick Weed of Focus Gold), this Agreement shall be deemed terminated and become null and void in its entirely.

4.4 Assignment. Focus Gold does hereby assign to Buyer all debts and entitlements it may have over any entity which is a subsidiary of FC Gold including, without limitation, intercompany indebtedness owed by Metallum Resources plc and/or Metallum Exploration to Focus Gold or any of its subsidiaries or affiliates.

4.5 Release. Focus Gold and each of its subsidiaries does hereby fully and finally remise, release and forever discharge FC Gold from all actions, applications, claims, complaints, proceedings, causes of action, liabilities, suits, debts, dues, demands, accounts, bonds, covenants, contracts, complaints, claims of every kind and nature which have existed, now exist or may in the future exist with respect to any matter or thing existing up to the present time or that may exist in the future, including without limitation all business, relationships, contracts, claims arising which hereto may have been or may hereafter be sustained, directly or indirectly, whether now known or unknown (collectively, the “Claims”), which Focus Gold or any of its subsidiaries or affiliates had, now has or may have in the future. Nothing herein shall serve to release Buyer from their obligations to Focus Gold arising under this Agreement.

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GENERAL

5.1 Further Assurances. The parties shall sign such further and other documents, cause such meetings to be held, cause such resolutions to be passed and such by-laws to be enacted, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement and every part of it.

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5.2 Notices. All notices, requests, demands or other communications required or permitted to be given by one party to another pursuant to this Agreement shall be given in writing by personal delivery, courier service, registered mail (postage prepaid), or facsimile transmission, addressed or delivered to such other party set out on the face page of this Agreement, as may be amended by notice of address change by one party to the other.

5.3 Applicable Law. This Agreement and all other documents provided for in this Agreement and the rights and obligations of the parties thereto shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto attorn to the jurisdiction of the courts of the Province of Ontario.

5.4 Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by parties hereto.

5.5 Waiver. No party to this Agreement shall be deemed or taken to have waived any provision of this Agreement unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. No failure or delay on the part of a party in exercising any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a party of a default shall operate against such party as a waiver of such default unless made in writing and signed.

5.6 Enurement and Assignment. This Agreement shall be binding upon and enure to the benefit of the parties, their respective heirs, executors, administrators and other legal representatives, and, to the extent permitted, their respective successors and permitted assigns. No party to this Agreement may assign, transfer or otherwise dispose of all or any part of its rights or obligations or any interest in this Agreement without the prior consent of the parties.

5.7 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable shall not be affected thereby. Each provision of this Agreement is intended to be severable, and if any provision is illegal, invalid or unenforceable in any jurisdiction, this will not affect the legality, validity or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Agreement.

5.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery by facsimile of any executed counterpart of this Agreement shall be equally as effective as delivery of a manually executed counterpart thereof. Any party delivering an executed counterpart by facsimile shall also deliver a manually executed counterpart of this Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

5.9 Confidentiality; Publicity. Except as may be required by law, rule, regulation, or pursuant to a stock exchange listing agreement or as otherwise permitted or expressly contemplated herein, no party hereto and none of their respective affiliates, employees, agents, and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior written consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party’s duties, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by Focus Gold without the prior written approval of Buyer.

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5.10 Release of Inter-Company Indebtedness. Focus Gold and each of its subsidiaries and affiliates hereby irrevocably waive and release all actions, claims, indebtedness due from or against FC Gold.

5.11 Assumption of Risk. Buyer understands that it is acquiring the Purchased Shares following the opportunity to conduct its own due diligence in a private transaction among sophisticated persons who have the requisite skill and experience on their own, or in connection with the advice of experts of their own selection as to the legal, accounting, and tax aspects of the transaction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

European Resource Capital Inc. Per /s/ Manu Sekhri Manu Sekhri, President
FOCUS GOLD CORPORATION Per /s/ Richard O. Weed Richard O. Weed Secretary

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SCHEDULE “A”
PROMISSORY NOTE

Dated: October 5, 2012	$2,500,000.00

FOR VALUE RECEIVED, European Resource Capital Inc. (the "Debtor"), located at Toronto-Dominion Centre, 79 Wellington Street West, Suite 1630, Toronto, Ontario, M5K 1H1, promises to pay the principal sum of $2,500,000 (the "Principal"), and a fixed rate of interest of 8.00% per annum (the “Interest Rate”) on the unpaid portion of the Principal, paid annually in arrears, until the Principal is repaid in full on or before the date which is five years plus one day from the date hereof (the “Maturity Date”), calculated on the basis of the actual number of days elapsed in a year, being 365 or 366, as the case may be, such interest accruing on an annual basis and payable on each anniversary of the date hereof, to Focus Gold Corporation (the “Creditor”) at the address of 4695 MacArthur Court, Suite 1430, Newport Beach, CA 92660-1869 (or at any other place as the Creditor may, from time to time, designate by notice in writing to the Debtor).

1.	Enforcement. No legal proceeding to enforce the Debtor's obligations under this promissory note will be commenced until after a default in payment of any of the Debtor’s obligations hereunder has occurred and is continuing, and provided that such failure to perform any such obligation remains outstanding for a period of five Business Days after a demand is made.

2.	Prepayment. The Debtor will be entitled to prepay the Principal, in whole, at any time prior to the Maturity Date, without any notice being given to the Creditor and without any bonus or penalty being paid to the Creditor.

3.	Currency and Payment. Any money to be paid pursuant to this promissory note must be paid by company cheque, bank draft, certified cheque or wire transfer of immediately available funds payable to the Creditor, in lawful Canadian currency.

4.	Notices. Any notice to be made or given in connection with this promissory note will be in writing and will be personally delivered to the Debtor or the Creditor at the address provided above. Any notice which is personally delivered will be deemed to have been validly and effectively given on the date of delivery if that date is a business day, and the delivery was made during normal business hours; otherwise, it will be deemed to have been validly and effectively given on the business day next following the date of delivery.

5.	Amendments. No amendment, modification or waiver of any provision of this promissory note or consent to any departure by the Debtor from any provision of this promissory note is effective unless it is in writing and signed by the Creditor, and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

6.	Collection Expenses. The Debtor will pay all costs and expenses incurred by the Creditor in collecting any amount due, and enforcing its rights, under this promissory note, including, without limitation, reasonable legal fees and disbursements.

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7.	Governing Law. This promissory note will be governed by and construed in all respects in accordance with the laws of the Province of Ontario and the laws of Canada therein.

8.	Time of the Essence. Time will in all respects be of the essence of this promissory note.

9.	Set Off. The Creditor acknowledges and agrees that the Debtor shall be entitled to set off against the obligations due under this Promissory Note the amount described in Section 3.4 of that certain Share Purchase Agreement (the “Purchase Agreement”) dated as of October 1, 2012 between the Creditor and the Debtor in the event that JMJ Financial or its assigns exerts a lien or other encumbrance of any nature whatsoever against any of the Purchased Shares (as such term is defined in the Purchase Agreement).

10.	Security. As security for the payment and performance of the obligations hereunder, the Debtor agrees to deposit with the Creditor’s solicitors 24,420,000 shares in the capital stock of Focus Celtic Gold Corp. (the “Deposited Securities”), provided, that, unless a payment default under this promissory note has occurred and is continuing the Debtor shall be entitled in its sole and absolute discretion to sell and vote the Deposited Securities. In connection with the sale of any Deposited Securities for (a) cash proceeds, then the gains resulting from the sale shall be utilized by the Debtor as to 25% of the value of the Deposited Shares sold shall be paid to the Creditor to be applied to the reduction of any accrued and unpaid interest and then to the reduction of the Principal balance or (b) non-cash proceeds, then the equivalent value of such securities acquired shall be deposited with the Creditor’s solicitor as replacement securities and shall be deemed Deposited Securities for the purposes hereof. Furthermore, in the event that Debtor receives any cash dividends attributable to the sale of Metallum Resources plc and/or Metallum Exploration, then the Debtor shall pay over to the Creditor 25% of the value of such dividend to be applied to the reduction of any accrued and unpaid interest and then to the reduction of the Principal balance.

The Debtor has executed this promissory note dated as of the 5th day of October, 2012.

European Resource Capital Inc.

Per /s/Manu Sekhri

Manu Sekhri

President

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